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                                                               EXHIBIT 99.(a)(6)

                              FOR IMMEDIATE RELEASE

                                                           FOR MORE INFORMATION:
                                                                    Gregg Waldon
                                                                  Stellent, Inc.
                                                                  (952) 903-2003
                                                       gregg.waldon@stellent.com


           STELLENT ANNOUNCES VOLUNTARY STOCK OPTION EXCHANGE PROGRAM

EDEN PRAIRIE, MN, DEC. 3, 2002 - Stellent(TM), Inc., (Nasdaq: STEL), a global provider of content management solutions, today announced that its board of directors has approved a voluntary stock option exchange program for its employees. Executive officers and directors of Stellent are not eligible to participate in the stock option exchange program.

         This program will offer eligible employees of Stellent who hold options issued under the Stellent 1994-1997 Stock Option and Compensation Plan, the 1999 Employee Stock Option Plan, the 2000 Employee Stock Incentive Plan, as amended and restated, or the 2000 Stock Incentive Plan with an exercise price per share of $10.00 or more the opportunity to cancel those options in exchange for a lesser number of options to be granted at a future date. Eligible options with exercise prices from $10.00 to $19.99 per share can be exchanged for options to purchase 50% of the number of shares covered by such options; eligible options with exercise prices from $20.00 to $29.99 per share can be exchanged for options to purchase 33% of the number of shares covered by such options; and eligible options with an exercise price per share of $30.00 or more can be exchanged for options to purchase 25% of the number of shares covered by such options.

         The replacement options will be issued no earlier than six months and one day after the cancellation date. The replacement option grant date currently is expected to be July 1, 2003. The exercise price of the replacement options will be the closing price of the common stock of Stellent on the date the replacement options are granted. Replacement options will be issued under the Stellent 1994-1997 Stock Option and Compensation Plan and the 1999 Employee Stock Option Plan, respectively, for cancelled options that were originally issued under such plans. Replacement options will be issued under the Stellent 2000 Stock Incentive Plan or the Stellent 2000 Employee Stock Incentive Plan, as amended and restated (which are substantially similar), for all other cancelled options.

         Options to purchase an aggregate of approximately 2,868,000 shares of common stock of Stellent are eligible for exchange under the program. If all eligible options are exchanged, replacement options to purchase approximately 941,000 shares of common stock would be issued.

         The exchange program is being structured to comply with FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation." Stellent expects there will be no variable compensation charges to the company as a result of this stock option exchange program. Terms and conditions of this exchange offer are contained in a Tender Offer Statement on Schedule TO that Stellent filed today with the Securities and Exchange Commission.

ABOUT STELLENT, INC.

         Stellent, Inc. (www.stellent.com) is a global provider of content management solutions. The company's Stellent Content Management system enables customers to rapidly deploy line-of-business Web sites as well as content management solutions for enterprise initiatives such as enterprise portals and business commerce applications. Stellent has been ranked one of the top three content management vendors by industry analyst firms Gartner Dataquest, Giga Information Group and Aberdeen Group, and has more than 1,500 customers, including much of the Global 2000. Its customer roster includes Procter & Gamble, Merrill Lynch, Los Angeles County, British Red Cross, Target Corp., Yahoo!, Hewlett-Packard and Ericsson Telecom AB. Stellent is headquartered in Eden Prairie, Minn. and maintains offices throughout the United States, Europe and Asia-Pacific.

                                     # # #

         Any forward-looking statements in this release regarding Stellent's plans related to the voluntary stock option exchange program are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties




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including, without limitation, risks that the conditions for consummation of the transactions contemplated under the voluntary stock option exchange program will not be met, risks of unfavorable regulatory developments related to the voluntary stock option exchange program and other risks detailed Stellent's filings with the Securities and Exchange Commission.

Stellent and the Stellent logo are trademarks of Stellent, Inc. in the USA and other countries. Outside In and Quick View Plus are registered trademarks of Stellent Chicago, Inc. in the USA and other countries. All other trade names are the property of their respective owner.